FORM 8-K



               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                Date of Report (Date of Earliest
                 Event Reported):  July 19, 1999




                       GIBSON GREETINGS, INC.
________________________________________________________________
     (Exact name of registrant as specified in its charter)

  Delaware                 0-11902               52-1242761
________________________________________________________________
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)



            2100 Section Road, Cincinnati, Ohio  45237
________________________________________________________________
            (Address of principal executive offices)


Registrant's telephone number, including area code:(513)841-6600
________________________________________________________________

            INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 5.   Other Events
          ____________

          The press release of Gibson Greetings, Inc. (the "Company"), dated July 19, 1999, announcing that the Company expects a loss for the 1999 second quarter and the full year 1999, is filed as an exhibit to and incorporated by reference in this Current Report on Form 8-K.

Item 7.   Financial Statements and Exhibits
          _________________________________

(a)  Financial Statements of Business Acquired.

     Not Applicable.

(b)  Pro Forma Financial Information.

     Not Applicable.

(c)  Exhibits

     Number         Description
     ______         ___________

       99           Press Release dated July 19, 1999

                           SIGNATURES
                           __________

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  July 20, 1999          GIBSON GREETINGS, INC.



                              By /s/ James T. Wilson
                                _________________________________
                                 James T. Wilson
                                 Executive Vice President -
                                 Finance & Operations and
                                 Chief Financial Officer

                                                       Exhibit 99



NEWS RELEASE
____________


Gibson Greetings Expects Loss for Second Quarter of 1999

     CINCINNATI, July 19 /PRNewswire/ -- Gibson Greetings, Inc. (Nasdaq: GIBG) today said that based on preliminary analysis of its results for the second quarter ended June 30, 1999, the Company expects to report a loss ranging from $1.54 to $1.64 per diluted share. Gibson also said that it expects to report a loss for the full year as compared to net income of $0.13 per diluted share reported in 1998.
     The loss in the second quarter of 1999 is attributable to several factors, including the impact of accounts that were lost in the second half of 1998, continuing costs associated with the setting up of new accounts that were signed in the fourth quarter of 1998 and the first quarter of 1999 which are treated as period costs, higher product returns, increased business acquisition costs, and higher operational costs. The quarter also included pretax charges of approximately $1.1 million of severance and other costs related to staff reductions and a $21.2 million write down of Silly Slammer inventory.
     In April 1999, the Company stated that it had become clear that certain components of its strategy were not working and that it had embarked on a thorough review of its entire organization, including each of its core businesses and product lines, to identify opportunities to create a leaner business. Although this review is ongoing, the Company has made the decision to seek a buyer for its Silly Slammer business. With the Company's focus on its core card line, alternative card business and its expanding role as a provider of creative content to the Internet, the Company believes the Silly Slammer brand can best be marketed outside of Gibson. Until a transaction is completed, the Company will continue its commitment to its retailers and to the Silly Slammer brand. However, certain Silly Slammer product lines introduced in 1997 and 1998 will not be supported and the write down noted above is recorded in the second quarter. The primary focus going forward will be on licensed products, including NASCAR, other sports and entertainment products.
     For the second quarter of 1998, Gibson reported net income of $5.6 million, or $0.33 per diluted share on revenues on $105.0 million. Gibson expects to release its actual financial results for the second quarter the second week of August.
     "Despite extensive reductions in our fixed costs over the last year, our costs remain too high for existing sales levels. We are aggressively attacking this problem on a number of fronts including our $35.0 million investment in new, more efficient information technology systems," said Frank O'Connell, Gibson chairman, president and chief executive officer.

     "We are in a continuing process of delineating a new strategy for the Company which focuses on the core card business and we are shedding unprofitable product lines. Our intent is to restructure the business so that it is more responsive to the marketplace and able to adapt to changing consumer tastes quickly," O'Connell added.
     Gibson Greetings, Inc.,an industry innovator in the greeting card business, is pursuing a strategy of marketing relationship-fostering products that provide strong entertainment value. Gibson distributes more than 24,000 individual relationship communication products (over 5,000 new products last year), including greeting cards, gift wrap, party goods, licensed products and Silly Slammers(R), America's favorite "beanbags with an attitude." E-mail greetings featuring Gibson content are available through the privately held Egreetings Network (www.egreetings.com), in which Gibson holds a minority equity interest. Gibson cards are also available through the Internet from Sparks.com (www.sparks.com), a leading online provider of greeting cards.
     For more information on Gibson Greetings, please visit our web site at www.gibsongreetings.com or the Silly Slammers site at www.sillyslammers.com.
     (Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those projected. These include economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as described in the Company's SEC reports. The Company assumes no obligation to update the information in this release.)